Exhibit 10.10
PROMISSORY NOTE 1

$[ ]	January [ ], 2021
FOR VALUE RECEIVED, QUALTRICS INTERNATIONAL INC., a Delaware corporation (the “Maker”), hereby promises to pay to the order of SAP AMERICA, INC., a Delaware corporation (the “Payee”), and its successors and assigns, on or before the Maturity Date (as hereinafter defined), the principal sum of [ ] Dollars ($[ ])1 (the “Principal Amount”), together with interest from the date hereof to the Maturity Date (as defined below) on the principal balance hereof, pursuant to the terms and conditions contained herein.
This Promissory Note 1 (the “Note”) shall bear interest at a rate of [ ] per annum compounded semi-annually. All payments under this Note shall be in lawful money of the United States of America.
The Principal Amount and any accrued interest shall be due and payable in full on the date of the closing of the initial public offering of the Maker (the “Initial Payment Date”); provided, however, that if prior to the Initial Payment Date the underwriters have not exercised their right to purchase additional shares of Class A common stock to cover any over-allotments in connection with the Maker’s initial public offering as permitted in that certain Underwriting Agreement, dated January [ ], 2021 among the Maker, Qualtrics, LLC, SAP SE and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the underwriters named therein (the “Over-allotment Option”), then the amount due and payable at the Initial Payment Date shall be automatically reduced by $[ ]2 and the interest due and payable on the Initial Payment Date shall be based on such reduced amount. The principal amount remaining outstanding on the Initial Payment Date after giving effect to such payment, together with the related accrued interest on such reduced amount (the “Remaining Principal Amount”) shall remain outstanding and shall not be payable on the Initial Payment Date. If such underwriters exercise all or a portion of the Over-allotment Option after the Initial Payment Date but prior to the date that is 30 days following the date of pricing of the initial public offering of Maker (the “Option Expiration Date”), then (i) in the case of an exercise of only a portion of the Over-allotment option, the Remaining Principal Amount (and related accrued interest) shall be automatically reduced to equal the amount of net proceeds to be received by the Maker in respect of such exercise of the Over-allotment Option, and (ii) the Remaining Principal Amount (and related accrued interest on such amount since the Initial Payment Date) shall become due and payable on the date that the net proceeds from the exercise of such Over-allotment Option are received by the Maker (the “Maturity Date”). If such underwriters do not exercise all or any
1 NTD: Amount by which the sum of the anticipated net IPO proceeds (including the Over-allotment Option) plus the proceeds from the Ryan Smith and Silver Lake equity investments and any other private placement, less anticipated transaction expenses and cash required to settle SAP RSUs and Qualtrics rights that are not tendered in the exchange offer (assuming that all such awards held by eligible employees in Australia who do not qualify as “wholesale clients” for purposes of Section 761G of the Corporations Act 2001 are exchanged), or that are vesting in January 2021 and not eligible to be tendered in the exchange offer, exceeds the anticipated amount required to provide Qualtrics International Inc. with approximately $500M in cash following the closing of the IPO.
2 NTD: Amount equal to the of proceeds to the Maker less underwriter discounts and commission upon exercise by the underwriters of the entire Over-allotment Option.

portion of the Over-allotment Option prior to the Option Expiration Date, the Remaining Principal Amount shall automatically be reduced to $0 and this Note shall automatically be cancelled and of no further force or effect. The Maker, for itself and its successors and assigns, hereby waives presentment, protest, notice of demand, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind whatsoever. Any failure by the Payee to exercise any right hereunder or otherwise available at law or in equity shall not be construed as a waiver of the right to exercise the same, or any other right or remedy, at any time.
The indebtedness evidenced by this Note is expressly subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note. “Senior Indebtedness” shall mean, unless expressly subordinated to, or made on a parity with the amounts due under this Note, all amounts due in connection with (a) indebtedness of Maker to banks or other financial institutions and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. The indebtedness evidenced by this Note shall rank pari passu in right of payment with all indebtedness due in connection with the Maker’s trade creditors.
No waiver, amendment or other modification of this Note shall be binding upon either the Maker or the Payee, unless in writing and signed by a duly-authorized representative of both parties. If any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, and without invalidating the remainder of such provision or the remaining provisions of this Note.
Payee may assign or transfer any or all of the obligations hereunder. This Note shall be binding upon the Maker and its successors and assigns. This Note shall be governed by and construed in accordance with the laws of the State of Delaware.
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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed and effective as of the day and year first above written.

QUALTRICS INTERNATIONAL INC.

By:
Name:
Title: